UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

THE MOTLEY FOOL FUNDS TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

MOTLEY FOOL FUNDS

Motley Fool Independence Fund

Motley Fool Great America Fund

Motley Fool Epic Voyage Fund

(each a series of the Motley Fool Funds Trust)

SUPPLEMENT DATED DECEMBER 7, 2016

TO THE

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT DATED OCTOBER 17, 2016

To the Shareholders of the Motley Fool Independence Fund, Motley Fool Great America Fund, and Motley Fool Epic Voyage Fund:

The information contained in this supplement amends, supplements, and, to the extent inconsistent, supersedes the corresponding information, as applicable, in the Notice of Special Meeting of Shareholders and Proxy Statement dated October 17, 2016, which were previously mailed to shareholders of the Motley Fool Independence Fund, Motley Fool Great America Fund, and Motley Fool Epic Voyage Fund (each a “Fund” and together the “Funds”) on October 20, 2016.

This supplement will be mailed on or about December 10, 2016 and should be read in conjunction with the Notice and Proxy Statement.  Except as specifically amended or supplemented by the information contained in this supplement, all information set forth in the Notice and Proxy Statement remains accurate and should be considered in casting your vote by proxy or in person at the Special Meeting of Shareholders to be held at the offices of Motley Fool Asset Management, LLC, located at 2000 Duke Street, Suite 175, Alexandria, Virginia 22314, on Wednesday, December 21, 2016, at 11:00 a.m., Eastern Time.

•                  Effective January 13, 2017, William H. Mann, III, Senior Portfolio Manager of the Funds and Chief Investment Officer of Motley Fool Asset Management, LLC (the “Adviser”), is leaving his positions with the Adviser and the Funds.  He has accepted a new senior position with the Adviser’s sister company, The Motley Fool, LLC.

•                  Effective at that time, Bryan C. Hinmon, CFA, who is currently a portfolio manager for the Funds, will become Chief Investment Officer of the Adviser and Senior Portfolio Manager and Chairman of the Investment Committee for the Funds.